  Exhibit 32

Written Statement of the Chief Executive Officer and Financial Controller
Pursuant to 18 U.S.C. §1350

Solely for the purposes of complying with 18 U.S.C. §1350, we, the undersigned Chief Executive Officer and Financial Controller of Oxbridge Re Holdings Limited (the “Company”), hereby certify, based on our knowledge, that the Annual Report on Form 10-K of the Company for the year ended December 31, 2015 (the “Report”) fully complies with the requirements of Section 13(a) of the Securities Exchange Act of 1934, as amended and that information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

/s/ JAY MADHU
Jay Madhu
Chief Executive Officer and President
(Principal Executive Officer)

/s/ WRENDON TIMOTHY
Wrendon Timothy
Financial Controller and Secretary
(Principal Financial Officer and Principal
Accounting Officer)
Date: March 5, 2016